August 10, 2008

I hereby resign as director of the Board of American Unity Investments, Inc., a Florida corporation, and of its subsidiary American Unity Investments, Inc., a Nevada corporation, effective today and upon acceptance of resignation by the Board of Directors.

           /s/ Robert Goodman

Robert Goodman

This letter will be signed in 2 original copies and both will be treated as originals.